Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-72635) on Form S-3 and the registration statements (No. 333-87888, No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, No. 33-59258, No. 333-125675, No. 333-184992, and No. 333-200138) on Form S-8 of Meredith Corporation of our reports dated September 13, 2019, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries (the Company) as of June 30, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes and financial statement schedule, Schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 annual report on Form 10-K of Meredith Corporation.

Our report dated September 13, 2019, on the consolidated balance sheets of the Company as of June 30, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes and financial statement schedule, Schedule II - Valuation and Qualifying Accounts refers to a change in the method of accounting for revenue due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and the related amendments.

Our report dated September 13, 2019, on the effectiveness of internal control over financial reporting as of June 30, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2019, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management’s assessment:

•	ineffective controls over the completeness, existence and accuracy of digital advertising revenue, related accounts receivable and selling expense.

•	ineffective controls over the completeness, existence, accuracy and valuation of international pension assets.

These ineffective controls are related to ineffective risk assessment under the COSO Framework, including the documentation of controls.

/s/ KPMG LLP

Des Moines, Iowa
September 13, 2019